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                           OFFER TO PURCHASE FOR CASH

                           ALL SHARES OF COMMON STOCK

                                       OF

                     DATA TRANSMISSION NETWORK CORPORATION

                                       AT

                              $29.00 NET PER SHARE

                                       BY

                          DTN ACQUISITION CORPORATION

                             AN INDIRECT SUBSIDIARY

                                       OF

                     VS&A COMMUNICATIONS PARTNERS III, L.P.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 14, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                  March 17, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been engaged by DTN Acquisition Corporation, a Delaware corporation (the "PURCHASER"), and a wholly-owned subsidiary of VS&A-DTN, LLC, a Delaware limited liability company, to act as Information Agent in connection with the Purchaser's offer to purchase all shares of common stock, par value $0.001 per share (the "SHARES"), of Data Transmission Network Corporation, a Delaware corporation (the "COMPANY"), at a price of $29.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions contained in the Offer to Purchase, dated March 17, 2000 (the "OFFER TO PURCHASE"), and in the related Letter of Transmittal (which, together with any amendments and supplements thereto, constitute the "OFFER") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) that number of Shares that constitutes at least 90% of the then outstanding Shares. The Offer is also subject to the other conditions contained in the Offer to Purchase. See "Introduction" and Sections 1, 15 and 16 of the Offer to Purchase.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Offer to Purchase dated March 17, 2000;

          2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

          3. Notice of Guaranteed Delivery to be used to accept the Offer, if certificates for Shares and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed, by the Expiration Date;

          4. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          6. A return envelope addressed to First National Bank of Omaha (the "DEPOSITARY").

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for Shares that are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when,
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as and if the Purchaser gives oral or written notice to the Depositary of the
Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in
Section 2 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

     The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 14, 2000, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions contained in the Letter of Transmittal and in the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, us at our address and telephone number as indicated on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          D.F. KING & CO., INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE PURCHASER, VS&A-DTN, LLC, VS&A COMMUNICATIONS PARTNERS III, L.P., THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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